This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase, dated November 21, 2003, and the related Letter of Transmittal (and any amendments or supplements thereto), and is being made to all holders of the Shares (as defined below). The Purchaser (as defined below) is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, the Purchaser shall make a good faith effort to comply with such statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, the Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Shares in such state. In any jurisdiction where the securities, "blue sky" or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH

                         ALL OUTSTANDING ORDINARY SHARES

                                       OF

                           B.V.R. SYSTEMS (1998) LTD.
                                       AT

                                 $0.18 PER SHARE

                                       BY

                               CHUN HOLDINGS LTD.
                             A COMPANY CONTROLLED BY
                                   AVIV TZIDON
                        AERNOAUTICS DEFENSE SYSTEMS LTD.
                            ITS TECHNOLOGIES PTE LTD.

CHUN Holdings Ltd., a company organized and existing under the laws of Israel (the "Purchaser") hereby offers to purchase all outstanding ordinary shares, par value NIS 1.0 per share (the "Shares"), of B.V.R. Systems (1998) Ltd., a company organized and existing under the laws of Israel (the "Company"), at a purchase price of $0.18 per Share, in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated November 21, 2003 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, as amended or supplemented from time to time, collectively constitute the "Offer").

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME ON DECEMBER 23, 2003 UNLESS THE OFFER IS EXTENDED.

THE OFFER IS CONDITIONED ON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF OUR OFFER NOT LESS THAN THAT NUMBER OF SHARES WHICH, TOGETHER WITH THE SHARES WE OWN AS OF THAT DATE, CONSTITUTE AT LEAST 48% OF THE ISSUED AND OUTSTANDING SHARES.

THE BOARD OF DIRECTORS OF THE COMPANY HAS RECOMMENDED THE OFFER.

For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, the Shares validly tendered to the Purchaser and not properly withdrawn if, as and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for the Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Purchaser and transmitting payment to validly tendering shareholders. Under no circumstances will interest on the purchase price for the Shares be paid by the Purchaser, regardless of any extension of the Offer or any delay in making such payment. In all cases, payment for the Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing the Shares (the "Share Certificates") or timely confirmation of the book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company ("DTC") pursuant to the procedures set forth in the Offer to Purchase, (ii) the Letter of Transmittal (or a facsimile thereof), delivered with the Offer to Purchase, properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer of the Shares and (iii) any other documents required by the Letter of Transmittal.

The Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period of time during which the Offer is open for any reason, including the existence of any of the conditions specified in the Offer to Purchase, and thereby delay acceptance for payment of and payment for any Shares, by giving oral or written notice of such extension to the Depositary. Any such extension will be followed as promptly as practicable by public announcement thereof, and such announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date (as defined below). During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the right of a tendering shareholder to withdraw such shareholder's Shares. The term "Expiration Date" means 5:00 p.m., New York City time on Wednesday, December 23, 2003, unless and until the Purchaser shall have further extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the time and date at which the Offer, as so extended by the Purchaser, shall expire. No subsequent offering period will be available.

Tenders of the Shares made pursuant to the Offer are irrevocable, except that the Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment as provided in the Offer to Purchase, may also be withdrawn at any time after January 20, 2004. In order for a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address as set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn, and (if Share Certificates have been tendered) the name of the registered holder of the Shares as set forth in the Share Certificate, if different from that of the person who tendered such Shares. If Share Certificates evidencing the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, unless the Shares have been tendered by an Eligible Institution (as defined in the Offer to Purchase), the tendering shareholder must submit the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution. If the Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Shares and otherwise comply with DTC's procedures, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in this paragraph. Withdrawals of the Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer, but may be tendered at any subsequent time prior to the Expiration Date by following any of the procedures described in the Offer to Purchase. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination shall be final and binding.

The information required to be disclosed pursuant to Rule 14d-6(d)(1) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase, and is incorporated herein by reference.

The Company has provided the Purchaser with the Company's shareholder list and security position listings for the purpose of disseminating the Offer to holders of the Shares. The Offer to Purchase and the related Letter of Transmittal and, if required, other relevant materials will be mailed to record holders of the Shares whose names appear on the shareholder list, and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of the Shares.

THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

Questions and requests for assistance may be directed to the Information Agent at its telephone number and address listed below. Additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be obtained at the Purchaser's expense from the Information Agent. The Purchaser will not pay any fees or commissions to any broker, dealer or other person other than the Information Agent for soliciting tenders of the Shares pursuant to the Offer.

                     The Information Agent for the Offer is:

                                Yigal Arnon & Co.
                                1 Azrieli Center
                                 Tel-Aviv 67021
                                     Israel
                               Attn.: Orly Tsioni
                          Telephone: 011-972-3-608-7842
                          Facsimile: 011-973-3-608-7713

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